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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number                  33_73592_01
                      _______________________________________________________

                        Thrifty Payless Holdings, Inc.
________________________________________________________________________________
            (Exact name of registrant as specified in its charter)

       9275 S.W. Peyton Lane, Wilsonville, Oregon 97070, (503) 682_4100
________________________________________________________________________________
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                Class B Common Stock, $.01 par value per share
________________________________________________________________________________
           (Title of each class of securities covered by this Form)

                                     NONE
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g_4 (a) (1) (i)  [ ]                       Rule 12h_3 (b) (1) (ii)  [ ]
Rule 12g_4 (a) (1) (ii) [ ]                       Rule 12h_3 (b) (2) (i)   [ ]
Rule 12g_4 (a) (2) (i)  [ ]                       Rule 12h_3 (b) (2) (ii)  [ ]
Rule 12g_4 (a) (2) (ii) [ ]                       Rule 15d_6               [X]
Rule 12h_3 (b) (1) (i)  [X]

         Approximate number of holders of record as of the certification or notice date:

                                     None
________________________________________________________________________________

        Pursuant to the requirements of the Securities Exchange Act of 1934, Rite Aid Corporation, on behalf of Thrifty PayLess Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                RITE AID CORPORATION

DATE: December 26, 1996       BY: /s/ Elliot S. Gerson
      _________________          __________________________
                              Name: Elliot S. Gerson
                              Title: Senior Vice President and
                                      Assistant Chief Legal Counsel